EXHIBIT 10.19.3

SECOND AMENDMENT
TO
LOAN DOCUMENTS

     This Second Amendment to Loan Documents is entered into as of May 27, 2004 (the “Amendment”), by and between COMERICA BANK (“Bank”), ALLIANCE CONSULTING GROUP ASSOCIATES, INC. (“Consulting”) and ALLIANCE HOLDINGS, INC., (“Holdings”; Alliance and Holdings are referred to herein individually as a “Borrower” and collectively, the “Borrowers”).

RECITALS

     Borrowers and Bank are parties to that certain Loan and Security Agreement dated as of September 25, 2003, as amended, including without limitation by that certain First Amendment to Loan and Security Agreement dated as of December 12, 2003 (collectively, the “Agreement”) and that certain LIBOR Addendum to Loan and Security Agreement dated as of September 25, 2003 (the “LIBOR Addendum”). The parties desire to amend the Agreement and the LIBOR Addendum in accordance with the terms of this Amendment.

     NOW, THEREFORE, the parties agree as follows:

     1. The following defined terms in Section 1.1 of the Agreement are hereby amended to read as follows:

          “Credit Extension” means each Advance, extension of ACH services, Letter of Credit, or any other extension of credit by Bank for the benefit of a Borrower hereunder.

          “ACH Sublimit” means a sublimit for Automated Clearing House transactions under the Revolving Line not to exceed $150,000.

     2. The first sentence of Section 2.1(a) of the Agreement is hereby amended to read as follows: “Subject to and upon the terms and conditions of this Agreement, Borrowers may request Advances in an aggregate outstanding amount not to exceed the lesser of the Revolving Line or the Borrowing Base, minus, in each case, the ACH Sublimit and the aggregate face amount of all outstanding Letters of Credit.”

     3. Section 2.1(b) of the Agreement is hereby amended to read as follows:

          (b) [Intentionally Omitted.]

     4. A new Section 2.1(d) is hereby added to the Agreement to read as follows:

          (c) Letters of Credit.

               (i) Subject to the terms and conditions of this Agreement, at any time prior to the Revolving Maturity Date, Bank agrees to issue or cause to be issued letters of credit for the account of a Borrower (each, a “Letter of Credit” and collectively, the “Letters of Credit”) in an aggregate outstanding face amount not to exceed the lesser of the Revolving Line or the Borrowing Base minus, in each case, the aggregate amount of the outstanding Advances and the ACH Sublimit, provided that the aggregate face amount of all outstanding Letters of Credit shall not exceed $400,000. All Letters of Credit shall be, in form and substance, acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s form of standard application and letter of credit agreement (the “Application”), which Borrowers hereby agree to execute, including Bank’s standard fee equal to 1.5% per annum of the face amount of each Letter of Credit. On any drawn but unreimbursed Letter of Credit, the unreimbursed amount shall be deemed an Advance under Section 2.1(a). Prior to the Revolving Maturity Date, Borrowers shall secure in cash all obligations under any outstanding Letters of Credit on terms acceptable to Bank.

               (ii) The obligation of Borrowers to reimburse Bank for drawings made under Letters of Credit shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement, the Application, and such Letters of Credit, under all circumstances whatsoever. Borrowers shall indemnify, defend, protect, and hold Bank harmless from any loss, cost, expense or liability, including, without limitation, reasonable attorneys’ fees, arising out of or in connection with any Letters of Credit, except for expenses caused by Bank’s gross negligence or willful misconduct.

     5. Section 2.2 of the Agreement is hereby amended to read as follows:

     2.2 Overadvances. If the aggregate amount of the outstanding Advances plus the aggregate face amount of all outstanding Letters of Credit plus the ACH Sublimit exceeds the lesser of the Revolving Line or the Borrowing Base at any time, Borrower shall immediately pay to Bank, in cash, the amount of such excess.

     6. A new Section 14 is hereby added to the Agreement to read as follows:

     14. REFERENCE PROVISION.

     If and only if the jury trial waiver set forth in Section 11 of this Agreement is invalidated for any reason by a court of law, statute or otherwise, the reference provisions set forth below shall be substituted in place of the jury trial waiver. So long as the jury trial waiver remains valid, the reference provisions set forth in this Section shall be inapplicable.

     (a) Each controversy, dispute or claim (each, a “Claim”) between the parties arising out of or relating to this Agreement, any security agreement executed by a Borrower in favor of Bank, any note executed by a Borrower in favor of Bank or any other document, instrument or agreement executed by a Borrower with or in favor of Bank (collectively in this Section, the “Loan Documents”), other than (i) all matters in connection with nonjudicial foreclosure of security interests in real or personal property; or (ii) the appointment of a receiver or the exercise of other provisional remedies (any of which may be initiated pursuant to applicable law) that are not settled in writing within fifteen (15) days after the date on which a party subject to the Loan Documents gives written notice to all other parties that a Claim exists (the “Claim Date”) shall be resolved by a reference proceeding in California in accordance with the provisions of Section 638 et seq. of the California Code of Civil Procedure, or their successor sections (“CCP”), which shall constitute the exclusive remedy for the resolution of any Claim concerning the Loan Documents, including whether such Claim is subject to the reference proceeding. Except as set forth in this section, the parties waive the right to initiate legal proceedings against each other concerning each such Claim. Venue for these proceedings shall be in the Superior Court in the County where the real property, if any, is located or in a County where venue is otherwise appropriate under state law (the “Court”). By mutual agreement, the parties shall select a retired Judge of the Court to serve as referee, and if they cannot so agree within fifteen (15) days after the Claim Date, the Presiding Judge of the Court (or his or her representative) shall promptly select the referee. A request for appointment of a referee may be heard on an ex parte or expedited basis. The referee shall be appointed to sit as a temporary judge, with all the powers for a temporary judge, as authorized by law, and upon selection should take and subscribe to the oath of office as provided for in Rule 244 of the California Rules of Court (or any subsequently enacted Rule). Each party shall have one peremptory challenge pursuant to CCP §170.6. Upon being selected, the referee shall (a) be requested to set the matter for a status and trial-setting conference within fifteen (15) days after the date of selection and (b) if practicable, try any and all issues of law or fact and report a statement of decision upon them within ninety (90) days of the date of selection. The referee will have power to expand or limit the amount of discovery a party may employ. Any decision rendered by the referee will be final, binding and conclusive, and judgment shall be entered pursuant to CCP §644 in any court in the State of California having jurisdiction. The parties shall complete all discovery no later than fifteen (15) days before the first trial date established by the referee. The referee may extend such period in the event of a party’s refusal to provide requested discovery for any reason whatsoever, including, without limitation, legal objections raised to such discovery or unavailability of a witness due to absence or illness. No party shall be entitled to “priority” in conducting discovery. Either party may take depositions upon seven (7) days written notice, and shall respond to requests for production or inspection of documents within ten (10) days after service. All disputes relating to discovery which cannot be resolved by the parties shall be submitted to the referee whose decision shall be final and binding upon the parties. Pending appointment of the referee as provided herein, the Superior Court is empowered to issue temporary and/or provisional remedies, as appropriate.

     (b) Except as expressly set forth herein, the referee shall determine the manner in which the reference proceeding is conducted including the time and place of all hearings, the order of presentation of evidence, and all other questions that arise with respect to the course of the reference proceeding. Except for trial, all proceedings and hearings conducted before the referee shall be conducted without a court reporter unless a party requests a court reporter. The party making such a request shall have the obligation to arrange for and pay for the court reporter. Subject to the referee’s power to award costs to the prevailing party, the parties shall equally bear the costs of the court reporter at the trial and the referee’s expenses

     (c) The referee shall determine all issues in accordance with existing California case and statutory law. California rules of evidence applicable to proceedings at law will apply to the reference proceeding. The referee shall be empowered to enter equitable as well as legal relief, to provide all temporary and/or provisional remedies and to enter equitable orders that shall be binding upon the parties. At the close of the reference proceeding, the referee shall issue a single judgment at disposing of all the claims of the parties that are the subject of the reference. The parties reserve the right (i) to contest or appeal from the final judgment or any appealable order or appealable judgment entered by the referee and (ii) to obtain findings of fact, conclusions of laws, a written statement of decision, and (iii) to move for a new trial or a different judgment, which new trial, if granted, shall be a reference proceeding under this provision.

     (d) If the enabling legislation which provides for appointment of a referee is repealed (and no successor statute is enacted), any dispute between the parties that would otherwise be determined by the reference procedure herein described will be resolved and determined by arbitration conducted by a retired judge of the Court, in accordance with the California Arbitration Act §1280 through §1294.2 of the CCP as amended from time to time. The limitations with respect to discovery as set forth in this Section shall apply to any such arbitration proceeding.

     7. Exhibit C to the Agreement is hereby amended to read as Exhibit C attached hereto.

     8. Section 2(a) of the LIBOR Addendum is hereby amended in its entirety to read as follows:

          (a) A rate equal to (i) the Prime Rate as referenced in the Loan Agreement and quoted from time to time by Bank as such rate may change from time to time minus (ii) one half of one percent (0.50%) (the “Prime Rate Option”); or

     9. Unless otherwise defined, all initially capitalized terms in this Amendment shall be as defined in the Agreement and the LIBOR Addendum. The Agreement and the LIBOR Addendum, as amended hereby, shall be and remain in full force and effect in accordance with their respective terms and hereby are ratified and confirmed in all respects. Except as expressly set forth herein, the execution, delivery, and performance of this Amendment shall not operate as a waiver of, or as an amendment of, any right, power, or remedy of Bank under the

Agreement and the LIBOR Addendum, as in effect prior to the date hereof. Each Borrower ratifies and reaffirms the continuing effectiveness of all promissory notes, guaranties, security agreements, mortgages, deeds of trust, environmental agreements, and all other instruments, documents and agreements entered into in connection with the Agreement.

     10. Each Borrower represents and warrants that the representations and warranties contained in the Agreement are true and correct as of the date of this Amendment, and that no Event of Default has occurred and is continuing.

     11. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one instrument.

     12. As a condition to the effectiveness of this Amendment, Bank shall have received, in form and substance satisfactory to Bank, the following:

               (a) this Amendment, duly executed by Borrowers;

               (b) an Affirmation of Subordination;

               (c) an amount equal to all Bank Expenses incurred through the date of this Amendment; and

               (d) such other documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate.

     IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the first date above written.

ALLIANCE HOLDINGS, INC.

By:	/s/ Stephanie Cohen

Title:	Authorized Corporate Signer

ALLIANCE CONSULTING GROUP ASSOCIATES, INC.

By:	/s/ Stephanie Cohen

Title:	CFO and Assistant Secretary

COMERICA BANK

By:	/s/ Bradley Steele

Title:	First Vice President

EXHIBIT C

BORROWING BASE CERTIFICATE

Borrower: ALLIANCE CONSULTING GROUP ASSOCIATES, INC. & ALLIANCE HOLDINGS, INC. Lender: Comerica Bank

Commitment Amount: $10,000,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable Book Value as of		$
2.	Additions (please explain on reverse)		$
3.	TOTAL ACCOUNTS RECEIVABLE		$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 90 days due	$
5.	Balance of 35% over 90 day accounts	$
	Balance of 50% over 90 day accounts (for account debtors listed on Appendix 1)	$
6.	Concentration Limits
7.	Foreign Accounts	$
8.	Governmental Accounts	$
9.	Contra Accounts	$
10.	Demo Accounts	$
11.	Intercompany/Employee Accounts	$
12.	Other (please explain on reverse)	$
13.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS		$
14.	Eligible Accounts (#3 minus #13)		$
15.	LOAN VALUE OF ACCOUNTS (85% of #14)		$

BALANCES
16.	Maximum Loan Amount		$
17.	Total Funds Available [Lesser of #16 or #15]		$
18.	Present balance owing on Line of Credit		$
19.	Outstanding under Sublimits		$
20.	RESERVE POSITION (#17 minus #18 and #19)		$

The undersigned each represents and warrants that the foregoing is true, complete and correct, and that the information reflected in this Borrowing Base Certificate complies with the representations and warranties set forth in the Loan and Security Agreement between the undersigned and Comerica Bank.

ALLIANCE CONSULTING GROUP ASSOCIATES, INC.		ALLIANCE HOLDINGS, INC.

By:		By:

	Authorized Signer		Authorized Signer